Exhibit 10.1

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is entered into as of March 28, 2012, by and between MOCON, INC., a Minnesota corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Bank”).

RECITALS

Borrower has requested that Bank extend credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and subject to the conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

ARTICLE I
CREDIT TERMS

Section 1.1  Line of Credit.

(a)           Line of Credit.  Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including March 28, 2016 (the “Maturity Date”), not to exceed at any time the aggregate principal amount of Five Million Dollars ($5,000,000) (“Line of Credit”), the proceeds of which shall be used by Borrower to:  (i) purchase the capital stock of PBI-Dansensor A/S, a company organized under the laws of Denmark (the “Acquisition Target”), which purchase will be effected through MOCON Denmark Holding ApS, a Danish private limited liability company and a wholly owned subsidiary of Borrower, and related costs; (ii) provide for the working capital and general corporate purpose needs of Borrower (including the issuance of Letters of Credit, as defined below), Microanalytics Instrumentation Corp., a Texas corporation and a wholly owned subsidiary of Borrower (“Microanalytics”), and Baseline-MOCON, Inc., a Colorado corporation and a wholly owned subsidiary of Borrower (“Baseline”, and together with Borrower and Microanalytics, collectively, “Obligors”), and (iii) provide for Permitted Acquisitions (as defined below).  Borrower’s obligation to repay advances under the Line of Credit shall be evidenced by a promissory note of even date herewith (as such promissory note may be amended, extended or otherwise modified from time to time, and including each other promissory note accepted from time to time in substitution therefor or in renewal thereof, the “Revolving Line of Credit Note”), all terms of which are incorporated herein by this reference.

(b)           Letter of Credit Subfeature.  As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause an affiliate to issue standby or commercial letters of credit for the account of Borrower (each, a “Letter of Credit” and collectively, “Letters of Credit”); provided, however, that the aggregate undrawn amount of all outstanding Letters of Credit shall not at any time exceed One Million Dollars ($1,000,000); and provided further, that no Letter of Credit shall be issued hereunder if, after giving effect to the issuance of such Letter of Credit, the Aggregate Outstanding Amount (as defined below) would exceed the amount of the

Line of Credit.  The form and substance of each Letter of Credit shall be subject to approval by Bank, in its sole discretion.  Each Letter of Credit shall be issued for a term not to exceed one (1) year, as designated by Borrower; provided however, that no Letter of Credit shall have an expiration date more than sixty days beyond the Maturity Date.  The undrawn amount of all issued and outstanding Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder.  Each Letter of Credit shall be subject to the additional terms and conditions of such letter of credit agreements, applications and any related documents required by Bank in connection with the issuance thereof.  Each drawing paid under a Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then Borrower shall immediately pay to Bank the full amount drawn, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit.  In such event Borrower agrees that Bank, in its sole discretion, may debit any account maintained by Borrower with Bank for the amount of any such drawing.  As used herein, “Aggregate Outstanding Amount” means the sum of (i) the aggregate principal amount of all outstanding advances made by Bank under Section 1.1(a) and (ii) the aggregate remaining available amount of all issued and outstanding Letters of Credit and Borrower’s obligation to pay amounts drawn under Letters of Credit that have not yet been reimbursed with proceeds of an advance or otherwise.

(c)           Borrowing and Repayment.  Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Revolving Line of Credit Note; provided, however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above.

(d)           Optional Line of Credit Reduction.  At any time subsequent to the Closing Date (as defined below), and prior to the Maturity Date, Borrower shall have the right to decrease the maximum Line of Credit available hereunder.  Any such reduction shall be in a minimum amount of $500,000 and shall become effective after the receipt by Bank of Borrower’s written request therefor.

Section 1.2  Term Loan.

(a)           Term Loan.  Subject to the terms and conditions of this Agreement, Bank hereby agrees to make a loan to Borrower on the date of the initial extension of credit hereunder (the “Closing Date”) in the principal amount of Three Million Five Hundred Thousand Dollars ($3,500,000) (“Term Loan”), the proceeds of which shall be used to:  (i) purchase, directly or indirectly in the manner contemplated in Section 1.1(a), the capital stock of the Acquisition Target and related costs; (ii) provide for the working capital and general corporate purpose needs of the Obligors; and (iii) provide for Permitted Acquisitions.  Borrower’s obligation to repay the Term Loan shall be evidenced by a promissory note of even date herewith (as such promissory note may be amended, extended or otherwise modified from time to time, and including each other promissory note accepted from time to time in substitution therefor or in renewal thereof, the “Term Note”), all terms of which are incorporated herein by this reference.  Bank’s commitment to grant the Term Loan shall terminate no later than one month after the Closing Date.

(b)           Repayment.  Principal and interest on the Term Loan shall be repaid in accordance with the provisions of the Term Note.

(c)           Prepayment.  Borrower may prepay principal on the Term Loan solely in accordance with the provisions of the Term Note.

Section 1.3  Interest/Fees.

(a)           Interest.  The outstanding principal balance of advances under the Line of Credit, and the amount of each drawing paid under any Letter of Credit, shall bear interest from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest set forth in the Revolving Line of Credit Note.  The outstanding principal balance of the Term Loan shall bear interest at the rate of interest set forth in the Term Note.

(b)           Computation and Payment.  Interest shall be computed on the basis of a 360-day year, actual days elapsed.  Interest shall be payable at the times and place set forth in the Revolving Line of Credit Note, the Term Note or other instrument or document required hereby.

(c)           Unused Commitment Fee.  Borrower shall pay to Bank a fee equal to one-fifth of one percent (0.20%) (computed on the basis of a 360-day year, actual days elapsed) on the average daily unused amount of the Line of Credit (as such Line of Credit may be reduced at Borrower’s option pursuant to Section 1.1(d) above), which fee shall be calculated on a quarterly basis by Bank and shall be due and payable by Borrower in arrears on the first day of the month following each such quarter.  Any portion of the unused commitment fee under this clause (c) remaining unpaid on the Maturity Date shall be due and payable on such date.

(d)           Letter of Credit Fees.  Borrower shall pay to Bank (i) fees upon the issuance and renewal of each Letter of Credit equal to two and one-quarter of one percent (2.25%) per annum (computed on the basis of a 360-day year, actual days elapsed) of the face amount of such Letter of Credit, and (ii) fees upon the payment or negotiation of each drawing under any Letter of Credit and fees upon the occurrence of any other activity with respect to any Letter of Credit (including, without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Bank’s standard fees and charges then in effect for such activity.

Section 1.4  Collection of Payments.  Borrower authorizes Bank to collect all principal, interest, fees and other amounts due under or in connection with this Agreement, the Revolving Line of Credit Note, the Term Note and the other Loan Documents (as defined below) by charging Borrower’s deposit account number 000-1062094 with Bank, or any other deposit account maintained by Borrower with Bank, for the full amount thereof.  Should there be insufficient funds in any such deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

Section 1.5  Collateral.  As security for all indebtedness and other debts, liabilities and obligations of Borrower to Bank, Borrower hereby grants to Bank security interests of first priority in all of Borrower’s property; provided that in no event shall Borrower’s interest in the capital stock of the Acquisition Target or its parent, MOCON Denmark Holding ApS, a Danish private limited liability company, be subject, whether directly or indirectly, to such security interests.  All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements, deeds or mortgages, and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank.  Borrower shall pay to Bank immediately upon demand the full amount of all charges, costs and expenses (to include fees paid to third parties and all allocated costs of Bank personnel), expended or incurred by Bank in connection with any of the foregoing security interests, agreements and documents, including, without limitation, filing and recording fees and costs of appraisals, audits and title insurance.

Section 1.6  Guaranties.  The payment and performance of all indebtedness and other debts, liabilities and obligations of Borrower to Bank  shall be guaranteed jointly and severally by Baseline and Microanalytics, as evidenced by and subject to the terms of guaranties in form and substance satisfactory to Bank.

Section 1.7  Additional Definition.  As used herein, “Subsidiary” means any corporation, partnership, limited liability company or other entity of which more than 50% of the outstanding capital stock having general voting power under ordinary circumstances to elect a majority of the governing board of such entity (irrespective of whether or not at the time stock or membership interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by Borrower.  Unless otherwise specified, “Subsidiary” means a Subsidiary of Borrower.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

Section 2.1  Legal Status.  Borrower is a corporation, duly incorporated and existing and in good standing under the laws of Minnesota, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on Borrower.

Section 2.2  Authorization and Validity.  This Agreement and each promissory note, contract, instrument and other document required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the “Loan Documents”) have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms.

Section 2.3  No Violation.  The execution, delivery and performance by Borrower of each of the Loan Documents do not and will not violate any provision of any law or regulation, or contravene any provision of the articles of incorporation or bylaws of Borrower or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower may be bound or require any authorization, consent or approval that has not been obtained prior to Closing Date, or require any authorization, consent or approval by, or registration, declaration or filing (other than filing of financing statements and recording of mortgages as contemplated hereunder) with, or notice to, any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any third party, except such authorization, consent, approval, registration, declaration, filing or notice as has been obtained, accomplished or given prior to the Closing Date, or violate any provision of any law, rule or regulation (including but not limited to Regulations T, U or X of the Board of Governors of the Federal Reserve System) or of any order, writ, injunction or decree presently in effect having applicability to Borrower or of the articles of incorporation or bylaws of Borrower.

Section 2.4  Litigation.  There are no pending, or to the best of Borrower’s knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could have a material adverse effect on the financial condition or operation of Borrower other than those disclosed by Borrower to Bank in writing prior to the Closing Date.

Section 2.5  Correctness of Financial Statements.  The annual financial statement of Borrower and its Subsidiaries dated December 31, 2011, and all interim financial statements delivered to Bank since said date, including, without limitation all financial statements of the Acquisition Target, are true and correct copies which have been delivered by Borrower to Bank prior to the date hereof, (a) are complete and correct and present fairly the financial condition of Borrower, (b) disclose all liabilities of Borrower, its Subsidiaries and the Acquisition Target that are required to be reflected or reserved against under generally accepted accounting principles consistently applied (“GAAP”), whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with GAAP.  Since the dates of such financial statements there has been no material adverse change in the financial condition of, as applicable, Borrower, any of its Subsidiaries or the Acquisition Target, nor has Borrower, any of its Subsidiaries or the Acquisition Target mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except (x) in favor of Bank, (y) to secure approximately $6,600,000 of indebtedness of Borrower to PBI Holding A/S, the seller of the Acquisition Target (“Seller”) pursuant to that certain Vendor Loan Agreement dated of even date herewith (the “Seller Indebtedness”) or (z) as otherwise permitted by Bank in writing. The representations and warranties made in this Section 2.5 with respect to the financial statements of the Acquisition Target shall refer only to those financial statements prepared by or on behalf of Borrower after the date hereof and specifically exclude any financial statements of the Acquisition Target delivered to Bank prior to the Closing Date.

Section 2.6  Income Tax Returns.  Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year and Borrower has paid or caused to be paid to the proper authorities when due all federal, state, foreign and local taxes required to be withheld by it.  Borrower has filed all federal, state and local tax returns which are required to be filed, and Borrower has paid or caused to be paid to the respective taxing authorities all taxes as shown on said returns or on any assessment received by it to the extent such taxes have become due, except for any such tax, assessment, charge or claim whose amount, applicability or validity is being contested by Borrower in good faith and by proper proceedings and for which Borrower shall have set aside adequate reserves in accordance with GAAP.

Section 2.7  No Subordination.  There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower’s obligations subject to this Agreement to any other obligation of Borrower.

Section 2.8  Permits, Franchises.  Borrower possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law.

Section 2.9  ERISA.  Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time (“ERISA”); Borrower has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a “Plan”); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under GAAP.

Section 2.10  Other Obligations.  Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

Section 2.11  Environmental Matters.  Except as disclosed by Borrower to Bank in writing prior to the Closing Date, Borrower is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower’s operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time.  None of the operations of Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment.  Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

Section 2.12  Real Property.  Set forth and described in the Perfection Certificate (as defined below) is a correct and complete list of all interests (including, but not limited to, all fee simple and leasehold interests) of each Obligor in any real property or fixtures, wherever located.

Section 2.13  Adverse Change.  There has been no material adverse change in the business, properties or condition (financial or otherwise) of Obligors since the date of the last financial statement referred to in Section 2.5.

Section 2.14  Intellectual Property Rights.  Set forth and described in the Perfection Certificate is a complete list of all registered intellectual property or other proprietary rights, including all rights arising in connection with copyrights, patents, service marks, trade dress, trade secrets, trademarks, trade names or mask works, applications, and material unregistered copyrights and service marks (collectively, the “Intellectual Property”) owned by Obligors, including the application, registration or patent number of each item.  Obligors own the Intellectual Property free and clear of all restrictions (including covenants not to sue a third person and entity), court orders, injunctions, decrees, writs or security interests, liens, charges or other encumbrances (other than those specifically permitted by this Agreement), whether by written agreement or otherwise, (i) no person or entity other than Obligors owns or has been granted any right in the Intellectual Property, (ii) all Intellectual Property is valid, subsisting and enforceable, and (iii) each Obligor has taken all commercially reasonable action necessary to maintain, protect and enforce the Intellectual Property owned by it.

ARTICLE III
CONDITIONS

Section 3.1  Conditions of Initial Extension of Credit.  The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank’s satisfaction of all of the following conditions:

(a)           Approval of Bank Counsel.  All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank’s counsel.

(b)           Documentation.  Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed by the parties thereto (where applicable):

(i)            this Agreement;

(ii)           the Revolving Line of Credit Note;

(iii)          the Term Note;

(iv)          the respective security agreements of Borrower and each other Obligor in favor of Bank;

(v)           the standby letter of credit agreement of Borrower in favor of Bank;

(vi)          the commercial letter of credit agreement of Borrower in favor of Bank;

(vii)         the continuing guaranty of Baseline in favor of Bank;

(viii)        the continuing guaranty of Microanalytics in favor of Bank;

(ix)          the perfection certificate of the Obligors in favor of Bank (the “Perfection Certificate”);

(x)           the share purchase agreement with respect to the Acquisition Target and all material documentation related thereto;

(xi)          financing statements with respect to each Obligor to be filed in each jurisdiction which, in the opinion of Bank, is reasonably necessary to perfect the security interests and liens created by a security agreement of such Obligor in favor of Bank, to the extent such security interests and liens can be perfected by filing;

(xii)         current searches of appropriate filing offices in the jurisdiction in which each Obligor is organized, has an office or otherwise conducts business (including, but not limited to, secretaries of state and county recorders) showing that no state or federal tax liens have been filed and remain in effect against such Obligor, and that no financing statements or other notifications or filings have been filed and remain in effect against such Obligor, other than those for which Bank has received an appropriate release, termination or satisfaction or those permitted in accordance with this Agreement;

(xiii)        certificate of the secretary or other appropriate officer of each Obligor (A) certifying that the execution, delivery and performance of this Agreement, the Revolving Line of Credit Note, the Term Note and other documents contemplated hereunder to which such Obligor is a party have been duly approved by all necessary action of the board of directors of such Obligor, and attaching true and correct copies of the applicable resolutions granting such approval, and (B) certifying that attached to such certificate are true and correct copies of such Obligor’s articles of incorporation and bylaws, together with such copies, together with a certification of the names of the officers of such Borrower that are authorized to sign this Agreement, the Revolving Line of Credit Note, the Term Note and other documents contemplated hereunder, together with the true signatures of such officers.  Bank may conclusively rely on such certificate until Bank receives a further certificate of the secretary or assistant secretary of such Borrower canceling or amending the prior certificate and submitting the signatures of the officers named in such further certificate;

(xiv)        a certificate of good standing for each Obligor from the Secretary of State (or the appropriate official) of the state of formation of each Obligor, dated not more than 30 days prior to the Closing Date; and

(xv)         such other documents as Bank may require under any other Section of this Agreement.

(c)           Financial Condition.  There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower or any other Obligor, nor any material decline, as determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower or any other Obligor.

(d)           Insurance.  Borrower shall have delivered to Bank evidence of insurance coverage on all Obligor’s property, in form, substance, amounts, covering risks and issued by companies satisfactory to Bank, and where required by Bank, with loss payable endorsements in favor of Bank.

(e)           Costs and Expenses.  Payment of all fees and expenses then due and payable pursuant to this Agreement.

Section 3.2  Conditions of Each Extension of Credit.  The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank’s satisfaction of each of the following conditions:

(a)           Compliance.  The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

(b)           Documentation.  Bank shall have received all additional documents which may be required in connection with such extension of credit.

ARTICLE IV
AFFIRMATIVE COVENANTS

Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Obligors to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall, and shall cause each Obligor to, unless Bank otherwise consents in writing:

Section 4.1  Punctual Payments.  Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon demand by Bank, the amount by which the outstanding principal balance of any credit subject hereto at any time exceeds any limitation on borrowings applicable thereto.

Section 4.2  Accounting Records.  Maintain adequate books and records in accordance with GAAP consistently applied, and permit any representative of Bank, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Obligors.

Section 4.3  Financial Statements.  Provide to Bank all of the following, in form and detail satisfactory to Bank:

(a)           not later than 90 days after and as of the end of each calendar year, audited, consolidated financial statements of Borrower and its Subsidiaries, prepared by KPMG LLP or other certified public accountants of nationally recognized standing;

(b)           not later than 45 days after and as of the end of each fiscal quarter, financial statements of Borrower and its Subsidiaries, prepared by Borrower, including an unaudited internal balance sheets and statements of income, cash flow and retained earnings of Borrower and its Subsidiaries as at the end of such quarter and for the year-to-date period then ended, prepared on a consolidating and consolidated basis, in reasonable detail, all prepared in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes;

(c)           contemporaneously with each annual and quarterly financial statement of Borrower and its Subsidiaries required hereby, a certificate of the president or chief financial officer of Borrower that said financial statements are accurate and that there exists no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default;

(d)           not later than 90 days after the commencement of each fiscal year, the projected balance sheets, income statements, capital expenditures budget, and cash flow statements of Borrower and its Subsidiaries (presented on a consolidated basis) for each quarter of such year, each in reasonable detail, representing the good faith projections of Borrower and its Subsidiaries for each such quarter, and certified by Borrower’s president or chief financial officer as being the most accurate projections available, together with such supporting schedules and information as Bank from time to time may reasonably request; and

(e)           from time to time such other information as Bank may reasonably request.

Section 4.4  Compliance.  Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply with the provisions of all documents pursuant to which each Obligor is organized and/or which govern Obligor’s continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to each Obligor and/or its business.

Section 4.5  Insurance.  Maintain and keep in force, for each business in which any Obligor is engaged, insurance of the types and in amounts customarily carried in similar lines of business, including but not limited to fire, extended coverage, public liability, flood, property damage and workers’ compensation, with all such insurance carried with companies and in amounts satisfactory to Bank and including such lender’s loss payable and additional insured endorsements as Bank may request, and deliver to Bank from time to time at Bank’s request schedules setting forth all insurance then in effect.

Section 4.6  Facilities.  Keep all of Obligors’ properties in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.  At any time upon Bank’s request, obtain a consent and waiver agreement, in form and substance acceptable to Bank, signed by each landlord with respect to Obligor’s leased locations as shown on the Perfection Certificate, acknowledging Bank’s prior security interest in all personal property located on such leased site and allowing Bank to enter upon such leased site to remove such personal property at any time.

Section 4.7  Taxes and Other Liabilities.  Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except (a) such as any Obligor may in good faith contest or as to which a bona fide dispute may arise, and (b) for which any Obligor has made provision, to Bank’s satisfaction, for eventual payment thereof in the event such Obligor is obligated to make such payment.

Section 4.8  Litigation.  Promptly give notice in writing to Bank of any litigation pending or threatened against Borrower or any of its Subsidiaries with a claim in excess of $100,000.

Section 4.9  Financial Condition.  Maintain financial condition of Borrower and its Subsidiaries as follows using GAAP consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein):

(a)                                 Total Net Funded Debt (as defined below) to EBITDA (as defined below) not greater than 1.00 to 1.00 as of each quarter-end, determined on a rolling four-quarter basis;

(b)                                 Fixed Charge Coverage Ratio (as defined below) not less than 1.25 to 1.00 as of each quarter-end, determined on a rolling four-quarter basis.

As used herein:

“EBITDA” means, with reference to any period, (a) the consolidated net income for such period determined on a consolidated basis in accordance with GAAP consistently applied for such period, plus (b) to the extent deducted in determining such consolidated net income for such period, the sum of the following for such period: (i) consolidated interest expense for such period, (ii) income tax expense for such period, (iii) depreciation and amortization for such period, (iv) the aggregate amount of extraordinary, non-operating or non-cash charges for such period, and (v) non-recurring costs and expenses incurred in connection with a merger or permitted acquisition to the extent acceptable to Bank for such period, and minus, without duplication, (c) the aggregate amount of extraordinary income during such period.  Pro forma credit shall be given for the EBITDA of any person (or identifiable business units or divisions of such person) acquired by the Borrower in accordance with the terms of the credit agreement as if owned on the first day of the applicable period, and subject to adjustments calculated in a manner reasonably satisfactory to Bank.

“Fixed Charge Coverage Ratio” means, with reference to any period, defined as the aggregate of net profit after taxes plus depreciation expense, amortization expense, cash capital contributions and increases in subordinated debt minus dividends, distributions and decreases in subordinated debt, divided by the aggregate of the current maturity of long-term debt and capitalized lease payments.

“Total Net Funded Debt” means, with reference to any period, at any time the sum of all of the following for Borrower and its Subsidiaries on a consolidated basis (without duplication): (i) obligations for borrowed money (including but not limited to senior bank debt, senior notes and subordinated notes), (ii) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of business that are payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by liens or payable out of the proceeds or production from property now or hereafter owned or acquired, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) obligations with respect to letters of credit, whether drawn or undrawn, contingent or otherwise (other than reimbursement obligations, which are not due and payable on such date, in respect of documentary letters of credit issued to provide for the payment of goods and services in the ordinary course of business), (vi) net mark-to-market exposure under swaps and other financial contracts, (vii) off-balance sheet liabilities, including synthetic leases, (viii) capitalized lease obligations, (ix) indebtedness attributable to permitted securitization transactions, (x) any other obligation for borrowed money or other financial accommodation which in accordance with GAAP would be shown as a liability on a consolidated balance sheet, and (xi) all guarantees or other contingent obligations with respect to any indebtedness of others of the kind referred to above of Borrower; less cash (denominated in U.S. dollars) and Cash Equivalents (as defined below).

For purposes of the foregoing, “Cash Equivalents” means:  (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (but only so long as the full faith and credit of the United States is pledged in support thereof) having maturities of not more than 24 months from the date of acquisition; (b) securities issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than 24 months from the date of acquisition and having one of the two highest ratings from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc.; (c) domestic and Eurodollar certificates of deposit or time deposits or bankers’ acceptances maturing within 24 months after the date of acquisition issued or guaranteed by or placed with, and money market and demand deposit accounts issued or offered by, (i) Bank; (ii) any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia having combined capital and surplus of not less than $250,000,000; (d) repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clause (a) and (b) of this definition entered into with any bank meeting the qualifications specified in clause (c) of this definition; (e) commercial paper issued by the parent corporation of Bank or any commercial bank (provided that the parent corporation and the bank are both incorporated in the United States) having capital and surplus in excess of $250,000,000 and commercial paper issued by any entity incorporated in the United States, which commercial paper has one of the two highest ratings from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., and in each case maturing not more than ninety days after the date of acquisition by such entity; and (f) investments in money market funds substantially all the assets of which are comprised of cash or securities of the types described in clauses (a) through (e) of this definition and other marketable securities owned by the Borrower in compliance with the investment policies of the Borrower delivered to Bank prior to the Closing Date and any modifications to such investment policies after the Closing Date approved by Bank.

Section 4.10  Notice to Bank.  Promptly (but in no event more than five (5) days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of:  (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of any Obligor; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) any termination or cancellation of any insurance policy which Obligors are required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Obligor’s property in excess of an aggregate of $100,000.

ARTICLE V
NEGATIVE COVENANTS

Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Obligors to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not and will not permit any Obligor to, without Bank’s prior written consent:

Section 5.1  Use of Funds.  Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof.

Section 5.2  Capital Expenditures.  Make any additional investment in fixed assets in any fiscal year of Borrower year in excess of an aggregate of $1,000,000.

Section 5.3  Lease Expenditures.  Incur operating lease expense in any fiscal year of Borrower in excess of an aggregate of $250,000.

Section 5.4  Creation of Subsidiaries.  Create a Subsidiary or acquire any business which would constitute a Subsidiary other than in connection with a Permitted Acquisition (as defined below).

Section 5.5  Other Indebtedness.  Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except:  (a) the liabilities of Borrower to Bank; (b) any other liabilities of any Obligor existing as of, and disclosed in writing to Bank prior to, the Closing Date; (c) indebtedness or liabilities incurred in connection with a Permitted Acquisition; and (d) the Seller Indebtedness.

Section 5.6  Merger, Consolidation, Transfer of Assets.  Merge into or consolidate with any other entity; make any substantial change in the nature of any Obligor’s business as conducted as of the Closing Date; acquire all or substantially all of the assets of any other entity; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of any Obligor’s assets except in the ordinary course of its business; provided, however, that Borrower and its Subsidiaries may make one or more acquisitions in similar or related businesses provided that (a) Borrower demonstrates pro forma compliance with all terms and conditions of the Line of Credit after giving effect to any acquisition; (b) total aggregate consideration paid or to be paid in connection with such acquisition, inclusive of all unsecured indebtedness incurred or assumed, together with the aggregate consideration paid in connection with all Permitted Acquisitions occurring during the trailing twelve months from such acquisition consummation for which consent was not required (excluding the acquisition of the Acquisition Target), is equal to or less than $5,000,000; (c) the acquired entity or the assets acquired shall be acquired on a non-hostile basis; (d) the acquired entity or assets acquired shall be owned directly by Borrower or by a wholly-owned Subsidiary of Borrower after giving effect to any acquisition; (e) the acquired entity, if it shall become a Subsidiary of Borrower, shall become a guarantor hereunder (if deemed material); (f) there shall exist no potential default, or Event of Default before or after giving effect to any acquisition; and (g) Borrower shall provide historical financial statements on the acquired entity and additional information as requested by Bank regarding any acquisitions (each such acquisition, a “Permitted Acquisition”).

Section 5.7  Guaranties.  Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower as security for, any liabilities or obligations of any other person or entity, except any of the foregoing in favor of:  (a) Bank; (b) Seller with respect to the Seller Indebtedness; (c) a third party in connection with a Permitted Acquisition.

Section 5.8  Loans, Advances, Investments.  Make any loans or advances to or investments in any person or entity, except (a) any of the foregoing existing as of, and disclosed in writing to Bank prior to, the date hereof, including but not limited to the intercompany loans made in connection with the acquisition of the Acquisition Target as set forth on Schedule 5.8, (b) a Permitted Acquisition and (c) additional loans or advances to, or investments in, any foreign Subsidiary in amounts not to exceed an aggregate of $1,000,000 outstanding at any one time.

Section 5.9  Redemptions.  Redeem, retire, repurchase or otherwise acquire any shares of any class of Borrower’s stock now or hereafter outstanding

Section 5.10  Pledge of Assets.  Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Obligor’s assets now owned or hereafter acquired, except (a) any of the foregoing in favor of Bank or which is existing as of, and disclosed to Bank in writing prior to, the date hereof, (b) liens on the capital stock of the Acquisition Target in favor of Seller and (c) purchase money liens securing obligations less than or equal to $250,000 outstanding in any fiscal year of the Borrower.

ARTICLE VI
EVENTS OF DEFAULT

Section 6.1  Event of Default.  The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

(a)                                 Borrower shall fail to pay when due any principal, interest, fees or other amounts payable under any of the Loan Documents and such failure shall continue for a period of five (5) Business Days after such amounts are due; provided that such five-Business-Day grace period shall be available no more than twice in any twelve-month period.

(b)                                 Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

(c)                                  Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those specifically described as an “Event of Default” in this Section 6.1), and with respect to any such default that by its nature can be cured, such default shall continue for a period of twenty (20) days from its occurrence.

(d)                                 Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract, instrument or document (other than any of the Loan Documents) pursuant to which Borrower or any Obligor has incurred any debt or other liability to any person or entity, including Bank, which results in the acceleration of indebtedness or liability of at least $100,000 and is not cured within five (5) Business Days of Borrower first learning of such default.

(e)                                  Borrower or any other Obligor shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any other Obligor shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time (“Bankruptcy Code”), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or Borrower or any other Obligor shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or any other Obligor shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or any other Obligor by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

(f)                                   The filing of a notice of judgment lien against Borrower or any other Obligor; or the recording of any abstract of judgment against Borrower or any other Obligor in any county in which Borrower or such other Obligor has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower or any other Obligor; or the entry of a judgment against Borrower or any other Obligor, in each case in an amount greater than $50,000, which is not vacated within twenty (20) days; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any other Obligor.

(g)                                  There shall exist or occur any event of condition that causes a material adverse change in the ability of Borrower or any other Obligor to perform its obligations under any of the Loan Documents.

(h)                                 The dissolution or liquidation of Borrower or any other Obligor; or any of the directors or stockholders of Borrower or any other Obligor, shall take action seeking to effect the dissolution or liquidation of Borrower or such Obligor.

(i)                                     Any change in control of Borrower or any entity or combination of entities that directly or indirectly control Borrower, with “control” defined as ownership of an aggregate of twenty-five percent (25%) or more of the common stock, members’ equity or other ownership interest (other than a limited partnership interest).

(j)                                    The sale, transfer, hypothecation, assignment or encumbrance, whether voluntary, involuntary or by operation of law, without Bank’s prior written consent, of all or any part of or interest in any real property collateral required hereby.

Section 6.2  Remedies.  Upon the occurrence of any Event of Default, Bank may exercise any or all of the following rights and remedies:  (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank’s option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including, without limitation, the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law; and (d) Bank may apply for the appointment of, or taking possession by, a trustee, receiver, liquidator or other similar official of Borrower to hold or liquidate all or any substantial part of the properties or assets of Borrower.  Borrower hereby consents to such appointment and agrees to execute and deliver any and all documents requested by Bank relating to the appointment of such trustee, receiver, liquidator or other similar official (whether by joining in a petition for the appointment of such an official, by entering no contest to a petition for the appointment of such an official, or otherwise, as appropriate under applicable law).  All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

Section 6.3  Right of Setoff.  If an Event of Default shall have occurred, Bank and each of its affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Bank or any such affiliate to or for the credit or the account of Borrower against any and all of the obligations of Borrower now or hereafter existing under this Agreement or any other Loan Document to Bank or any such affiliate, irrespective of whether or not Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower may be contingent or unmatured or are owed to a branch or office of Bank different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Bank and its affiliates under this Section 6.3 are in addition to other rights and remedies (including other rights of setoff) that Bank or its affiliates may have. Bank will notify Borrowers promptly after any such setoff and application; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application.

ARTICLE VII
MISCELLANEOUS

Section 7.1  No Waiver.  No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy.  Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

Section 7.2  Notices.  All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

Borrower:

MOCON, Inc.

7500 Mendelssohn Avenue North

Minneapolis, Minnesota

Attention:  Darrell B. Lee, Chief Financial Officer

Telecopier: 763-493-6358

Bank:

Wells Fargo Bank, National Association

MAC N9305-187

90 South Seventh Street

Minneapolis, Minnesota 55479

Attention:  R. James Hancock

Telecopier: 612-667-4144

or to such other address as any party may designate by written notice to all other parties.  Each such notice, request and demand shall be deemed given or made as follows:  (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

Section 7.3  Costs, Expenses and Attorneys’ Fees.  Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of Bank’s in-house counsel), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, Bank’s continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, up to a maximum of $35,000 in the aggregate; (b) the enforcement and protection of Bank’s rights and remedies and/or the collection of any amounts which become due to Bank under any of the Loan Documents, by law or otherwise, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including, without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

Section 7.4  Successors, Assignment.  This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interests or rights hereunder without Bank’s prior written consent.  Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank’s rights and benefits under each of the Loan Documents.  In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, any guarantor hereunder or the business of such guarantor, or any collateral required hereunder.

Section 7.5  Entire Agreement; Amendment.  This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof.  This Agreement may be amended or modified only in writing signed by each party hereto.

Section 7.6  No Third Party Beneficiaries.  This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

Section 7.7  Time.  Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

Section 7.8  Severability of Provisions.  If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

Section 7.9  Counterparts.  This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

Section 7.10  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

Section 7.11  Arbitration.

(a)                                 Arbitration.  The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

(b)                                 Governing Rules.  Any arbitration proceeding will (i) proceed in a location in Minnesota selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”).  If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control.  Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute.  Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c)                                  No Waiver of Provisional Remedies, Self-Help and Foreclosure.  The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding.  This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d)                                 Arbitrator Qualifications and Powers.  Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00.  Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations.  The arbitrator will be a neutral attorney licensed in the State of Minnesota or a neutral retired judge of the state or federal judiciary of Minnesota, in either case with a minimum of ten years’ experience in the substantive law applicable to the subject matter of the dispute to be arbitrated.  The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim.  In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication.  The arbitrator shall resolve all disputes in accordance with the substantive law of Minnesota and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award.  The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Minnesota Rules of Civil Procedure or other applicable law.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.  The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e)                                  Discovery.  In any arbitration proceeding, discovery will be permitted in accordance with the Rules.  All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date.  Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(f)                                   Class Proceedings and Consolidations.  No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g)                                  Payment of Arbitration Costs and Fees.  The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h)                                 Miscellaneous.  To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA.  No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation.  If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control.  This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

Signature page follows

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

MOCON, INC.

By:	/s/ Darrell B. Lee
	Name:	Darrell B. Lee
	Title:	Chief Financial Officer

WELLS FARGO BANK, NATIONAL
ASSOCIATION

By:	/s/ R. James Hancock
	Name:	R. James Hancock
	Title:	Vice President

Signature Page to Credit Agreement